Exhibit 5.1

UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129

RE: 1999 Long-Term Incentive Plan (as amended and restated February 6, 2014)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by UDR, Inc. (the “Company”) with the Securities and Exchange Commission on or about December 22, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Shares”), which will be issuable from time to time under the Company’s 1999 Long-Term Incentive Plan (as amended and restated February 6, 2014) (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption or assumption, as applicable, of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”). We have examined the originals, or photostatic copies, of such records of the Company and certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that, in connection with the issuance of the Plan Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

We do not express any opinion herein concerning any law other than the Maryland General Corporation Law (including statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing), as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP